Exhibit 5.1

March 29, 2013

Rimage Corporation
7725 Washington Avenue South
Minneapolis, MN 55439

Re:	Opinion of Counsel as to Legality of Shares of Common Stock to be Registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which Rimage Corporation (the “Company”) is filing with the Securities and Exchange Commission to register an aggregate of 150,000 shares of Common Stock, $0.01 par value per share, of the Company, 100,000 shares of which may be issued under the Stock Option Agreement dated November 26, 2012 by and between Rimage Corporation and Vern Hanzlik and 50,000 shares of which may be issued under the Stock Option Agreement dated January 7, 2013 by and between Rimage Corporation and Peter Shutte (each an “Agreement” and collectively, the “Agreements”).

In connection with this opinion, we have examined such corporate records and other documents, including the Agreements and the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

Based on the foregoing, it is our opinion that, under the current laws of the State of Minnesota the 150,000 shares of Common Stock of the Company proposed to be issued under each Agreement will, when issued pursuant to the terms of such Agreement, be legally issued, fully paid and non-assessable.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to being named in the Registration Statement.

Very truly yours,

LINDQUIST & VENNUM LLP

/s/ Lindquist & Vennum LLP